                                                                EXHIBIT 99.9(b)

                                 NOTIFICATION OF
                               EXPENSE LIMITATION



     NOTIFICATION made this 19th day of October, 1998 by Rosenberg Institutional Equity Management, a California limited partnership (the "Adviser"), to Barr Rosenberg Series Trust, a Massachusetts business trust (the "Trust"), and its Barr Rosenberg Select Sectors Market Neutral Fund (the "Fund").

                                   WITNESSETH:

     WHEREAS, the Adviser serves as investment adviser for the Fund;

     WHEREAS, on or about October 19, 1998, the Fund will offer two separate classes of shares, designated as "Institutional Shares" and "Investor Shares" that will be subject to different shareholder service, distribution and other fees and expenses; and

     WHEREAS, the Adviser believes it would benefit from a high sales volume of shares of the Fund in that such a volume would maximize the Adviser's fee as investment adviser to the Fund; and

     WHEREAS, the Adviser has undertaken to furnish certain services and, as necessary, to voluntarily bear a portion of the costs thereof and/or reimburse certain expenses so as to enable the Fund to offer competitive returns with respect to investments in each class of shares of the Fund.

     NOW THEREFORE, pursuant to Section 3 of the Management Contract between the Adviser and the Trust on behalf of the Fund (the "Management Contract"), the Adviser hereby notifies the Trust that the Adviser shall, until further notice, voluntarily reduce its compensation due under the Management Contract and, if necessary, bear certain expenses of the Fund to the extent required to limit the expenses (which do not include extraordinary expenses and dividends and interest paid on securities sold short) of each class of shares of the Fund to the following annual percentages of the Fund's average daily net asset value attributable to such class:

                                        Total Fund Operating Expenses
Classes                                 applicable to each Class after waiver
-------                                 -------------------------------------
Institutional Shares                                        1.25%
Investor Shares                                             1.75%



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     IN WITNESS WHEREOF, the Adviser has executed this Notification of Expense
Limitation on the day and year first above written.


                              ROSENBERG INSTITUTIONAL EQUITY MANAGEMENT


                              By:
                                 -------------------------------------------
                              Title:


The foregoing is hereby accepted:

BARR ROSENBERG SERIES TRUST,
on behalf of its Barr Rosenberg Select Sectors
Market Neutral Fund



By:
   ---------------------------
Title:


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